Exhibit 99.1

Empire Resources Declares Dividend for the Third Quarter of 2012

Fort Lee, NJ – September 13, 2012 – Empire Resources, Inc. (OTCQX: ERSO), announced that its Board of Directors has declared a cash dividend of $0.025 per share.  The dividend is payable on October 16, 2012 to stockholders of record at the close of business on September 27, 2012.

The Board of Directors intends to review its dividend policy on a quarterly basis and a determination by the Board of Directors will be made subject to profitability, free cash flow and the other requirements of the business.

Empire Resources, Inc., is a distributor of a wide range of metal products to customers in the distribution, transportation, automotive, housing, appliance and packaging industries in the United States, Canada, Australia, New Zealand and Europe.

Contact:
David Kronfeld
917-408-1940
dkronfeld@empireresources.com